Exhibit 4.14

Form of Irish Executive Officer Employment Agreement

DATED THE	DAY OF	2026

BETWEEN

HORIZON QUANTUM HOLDINGS LTD.

AND

<Name>

EMPLOYMENT AGREEMENT

i

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 2026

BETWEEN:

(1)	Horizon Quantum Holdings Pte. Ltd. (Company Registration No.202537774K), a company incorporated in Singapore and having its registered address at 9 STRAITS VIEW, #06-07, MARINA ONE WEST TOWER, SINGAPORE 018937 (the “Company”); and

(2)	<Name> of <Address> (the “Employee”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

The Company shall employ the Employee and the Employee shall serve the Company as <Position> upon the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement, unless the subject or context otherwise requires, the following words or expressions shall have the following meanings:

“Board” means the board of directors of the Company.

“Business” means the business of developing software for quantum computers and associated hardware innovations.

“Confidential Information” means all information (including all oral and visual information, and all information recorded in writing or electronically, or in any other medium or by any other method), wherever located, disclosed to, or obtained by the Employee from any Group Company or a third party acting on the Group Company’s behalf and (without prejudice to the generality of the foregoing) shall include, but shall not be limited to:

(a)	any such information ascertainable by the inspection, analysis or reading of the document or any other medium in which the information is recorded, and whether or not with the assistance of any electronic, mechanical or other devices;

(b)	any such information relating to a Group Company’s business, affairs, financial performance, business methods, property, distributorship, trading, transactions and/or other arrangements with third parties in which the Group Company may be or may have been concerned or interested, ideas, procedures, systems, inventions, algorithms, formulae, developments, databases, research, technical or other representations, documentation, diagrams and flow charts, schedules, forecasts, strategies, contact lists, business partner lists, rates of pay, operations, processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities, customer lists and business affairs;

(c)	Personal Data of individuals (including but not limited to those of colleagues, customers (who are individuals), corporate customers’ staff (including Personal Data provided by corporate customers), and corporate suppliers’/partners’/contractors’ staff) that the Employee comes into or may have come into contact with during the course of the Employee’s work or employment; and

(d)	any other information or materials not listed above but which are confidentially disclosed by the Group Company or any third party to the Employee, which are marked private, secret or confidential, or are by their nature intended to be exclusively for the knowledge of the Employee alone.

“Change of Control Event” means: (a) a transfer (whether by merger, consolidation, exchange or otherwise), in one (1) transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such transaction, such Person or group of affiliated Persons would hold at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; (b) any reorganisation, scheme of arrangement, merger, amalgamation or other consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Related Corporations.

“Employment” means the Employee’s employment by the Company on the terms of this Agreement or, where the context permits or requires, the duration of the Employee’s continued employment under this Agreement.

“Generative AI” means any current or future product, service, or tool that relies on or otherwise utilises artificial intelligence, machine learning, large language models, or other similar or successor technologies, in whole or in part, to create, generate, modify, or output content of any kind.

“Gratuities” means the direct or indirect procurement to accept or obtain for the Employee’s own benefit (or for the benefit of any other person) any compensation, payment, discount, commission, voucher, gift, entertainment or other financial or non-financial benefit outside the normal course of business.

“Group” means the Company and its Related Corporations from time to time and “Group Company” shall refer to any of them.

“Intellectual Property Rights” means the full benefit of:-

(a)	all patents, trademarks, service marks, and other marks, logos, get-up, trade and business names, internet domain names, rights in designs (and applications for all the same), copyrights (including rights in computer software), moral rights, database rights, rights in knowhow, trade secrets (including, but not limited to, quantum algorithms, computer codes and processes developed by the Company), confidential information, inventions (including quantum hardware innovations developed by the Company), discoveries, improvements, designs, techniques, computer programs and other confidential processes and information and know-how, in each case whether capable of being registered, registered or unregistered and including applications for registration and all rights or forms of protection having equivalent or similar effect anywhere in the world and rights in the nature of unfair competition rights and rights to sue for passing off;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right under sub-paragraph (a) above;

(c)	rights of the same or similar effect or nature as or to those in subparagraph (a) and (b) which now or in the future may subsist; and

(d)	the right to sue for past infringements of any of the foregoing rights.

“Incapacity” means any illness, injury or other medical condition which prevents the Employee from carrying out the Employee’s duties.

“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity.

“Applicable Data Protection Laws” means the privacy and data protection laws applicable to the Parties, including without limitation and as applicable (and in each case as amended, supplemented or replaced from time to time): (i) the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016) (the “GDPR”); (ii) any consequential, derivative or related member state data protection legislation implementing or complementing the GDPR, including without limitation the Irish Data Protection Act 2018; (iii) Directive 2002/58/EC as amended by Directive 2009/136/EC on processing of personal data and the protection of privacy in the electronic communications sector, as implemented into applicable national law, including without limitation by way of the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 and equivalent requirements in any other jurisdiction; (iv) any guidance and/or codes of practice issued by the Data Protection Commission or other relevant supervisory authority (as defined in the GDPR), including without limitation the European Data Protection Board; and (v) any laws, codes, rules, guidelines, regulations or instruments and provisions in force from time to time relating to data protection, data integrity, data security or privacy applicable to the Parties.

“Personal Data” has the meaning set out in the GDPR.

“Related Corporation” means any undertaking which from time to time is a subsidiary of the Company or is a holding company of the Company or a subsidiary of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 7 and 8 of the Irish Companies Act 2014) or is an associated undertaking of the Company within the meaning of paragraph 20 of Schedule 4 of the Companies Act 2014.

“Start Date” as may be agreed between the parties.

“Termination” means the termination of the Employee’s employment with the Company however caused.

“Termination Date” means the date of Termination.

1.2	Interpretation

In this Agreement, unless the context or subject matter after otherwise requires:

(a)	a reference to a statutory provision shall include that provision as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it;

(b)	words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing an individual shall include a company or corporation and vice versa;

(c)	a reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this Agreement) from time to time;

(d)	any reference to a time of day is a reference to Irish time; and

(e)	references to “Clauses” and “Schedules” are, unless otherwise stated, to clauses of and schedules to this Agreement respectively, and references to this Agreement include its Schedules.

2.	Warranties and Representations

2.1	The Employee represents and warrants to the Company that:

(a)	by entering into this Agreement or performing any of the Employee’s obligations under it, the Employee is not and will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on the Employee, including to any current or previous employer;

(b)	the curriculum vitae and other details provided by the Employee to the Company or a third party in relation to the Employee’s Employment (including, but not limited to academic and/or professional certificates and qualifications, career history or level of experience) are true, complete and accurate in all material respects;

(c)	the Employee is not currently and has never been disqualified to act as a director of a company within Ireland or elsewhere;

(d)	the Employee has not, to the best of the Employee’s knowledge and belief, been subject to any investigation or disciplinary action by a regulatory authority; and

(e)	the carrying out of the Employee’s duties pursuant to this Agreement will not result in the disclosure or use by the Employee of any confidential information or intellectual property of any other party, including any current or previous employer.

2.2	The Employee confirms that the Employee is currently entitled to live and work in Ireland and the Employee must provide the Company with copies of all relevant documents in this respect, at the request of the Company. The Employee’s entitlement to live and work in Ireland is a condition of the Employee’s Employment and the Employee must notify the Company immediately if the Employee ceases to be so entitled at any time during the Employee’s Employment.

2.3	For the avoidance of doubt, representations and warranties included in this clause shall be entirely observed by the Employee from the Start Date

2.4	The Employee shall indemnify the Company against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur or which may be made against the Company arising out of, or in respect of, any breach of the warranties and representations provided by the Employee in this Agreement.

3.	Date of Commencement

3.1	Subject to Clause 3, the Employment shall commence on the Start Date and the Company shall employ the Employee as <Position> or in any other capacity of similar status as the Company may reasonably require.

3.2	For the purposes of continuity of service, no employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

4.	Duties

4.1	As the <Position>, the Employee’s duties shall be as specified in the Schedule hereto. In addition, the Employee shall from time to time undertake such other reasonable duties and roles as the Company shall from time to time assign or vest in the Employee as may be necessary to meet the needs of the business of the Company and, without further remuneration unless otherwise agreed, accept such roles, office, appointments or designations as the Company may from time to time require, including without limitation, in any other Group Company.

4.2	For the avoidance of doubt, any resignation or removal from any role, office, appointment or designation within the Group for any reason whatsoever shall not affect the Employee’s employment with, and responsibilities as <Position> (and vice versa).

4.3	The Company reserves the right to second the Employee, with the Employee’s consent, from time to time to any of the companies in the Group (“Host Company”). The secondment shall not result in a reduction in the Employee’s salary or any other material deterioration in the Employee’s terms of employment. In the event of a secondment, the Employee shall remain an employee of the Company at all times and shall not be deemed to be an employee of the Host Company by virtue of the secondment

4.4	During the Employment the Employee shall:

(a)	devote the whole of her working time, attention and skills exclusively to the performance of her duties and to the business of the Company;

(b)	diligently exercise such powers and perform such duties as the Company or the Board may from time to time assign or delegate to or vest in the Employee,

(c)	comply with all reasonable and lawful resolutions, regulations and directions given to the Employee by the Company or the Board or any applicable regulatory authority;

(d)	promptly make such reports and provide such information to the Company or the Board in connection with the Employee’s duties or the Company’s affairs, as may be requested by the Company or the Board from time to time;

(e)	comply with the Company’s non-contractual rules, policies and procedures as set out in the Employee Handbook or otherwise and as may be in force from time to time;

(f)	comply with the performance objectives set by the Company or the Board, as adjusted from time to time;

(g)	report the Employee’s own wrongdoing, serious breach of duty or any other act which might materially damage the interests of the Company or any Related Corporation to the Company immediately on becoming aware of it;

(h)	report any actual, proposed or suspected wrongdoing, serious breach of duty or any other act which might materially damage the interests of the Company or any Related Corporation, or of an employee or director of the Company or of any Related Corporation, to the Company immediately on becoming aware of it; and

(i)	carry out the Employee’s duties in a proper and efficient manner and use the Employee’s best endeavours to promote, protect, maintain, develop and extend the interests, business, reputation and welfare of the Company.

4.5	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment remain the Company’s property.

4.6	Reporting

The Employee shall report directly to the CEO.

4.7	Company Secretary

The Company reserves the right to terminate the Employee’s position as Company Secretary or any other office held by the Employee in the Company or any Group Company with immediate effect at any time by giving the Employee written notice, and she shall not be entitled to any compensation for the loss of her position as Company Secretary or office.

If the Employee does not resign as Company Secretary or from any other office held in the Company or any Group Company, the Company or any Group Company, having been directed to do so in accordance with this Agreement, reserves the right to terminate the Employee’s office in accordance with applicable law (e.g. section 146 of the Companies Act 2014) or act as the Employee’s attorney to effect her resignation from her position as Company Secretary or any other office held by the Employee in the Company or any Group Company.

By signing this Agreement, the Employee irrevocably appoints the Company as her attorney to act on her behalf to sign, execute, verify and file any such documents or take any action in her name necessary to effect her resignation as Company Secretary of the Company or any other office in the Company or any Group Company, with the same legal force and effect as if executed by her. If there is any doubt as to whether such a document (or other measure) has been carried out within the authority conferred by this clause, a certificate in writing (signed by any director of the Company) will be sufficient to prove that the act or measure falls within that authority.

During the Employment, the Employee shall not do anything that could cause the Employee to be disqualified from continuing to act as Company Secretary, or other office, of the Company or any Group Company. The Employee is required to provide the Company with seven days’ notice of the Employee’s intention to resign from the Employee’s position as Company Secretary of the Company or any other office held in the Company or Group Company.

4.8	Hours of Work

Given the seniority of the Employee’s position, the Employee shall have autonomy over the Employee’s own working hours and shall devote such time, and additional hours, as is reasonably required to perform the Employee’s duties or to meet the needs of the Company. The Employee is expected to work a minimum of 5 days per week (a minimum of 40 hours per week, 8 hours per day). The Employee acknowledges that as the Employee is responsible for determining the duration of the Employee’s own working time, Part II of the Organisation of Working Time Act, 1997 (as may be amended) shall not apply to the Employment. The fact that the Employee may be required to work on a Sunday from time to time is already taken into account in the determination of the Employee’s salary.

Unless prevented by illness, the Employee shall devote the whole of the Employee’s time and attention during the Employee’s normal working hours to the discharge of the Employee’s duties and conform to such hours of work as may from time to time be reasonably required of the Employee.

4.9	Place of Work

The Employee’s normal place of work shall be the Company’s office(s) in Dublin. However, the Company reserves the right to change this to any other premises as it deems necessary at its sole discretion. In this regard, the Employee may be required to work at and/or travel to such places (within or outside Ireland) as the Company may reasonably require without additional remuneration and the Employee hereby agrees to travel to such places (whether within or outside of Ireland) and on such occasions as may be required by the Company and necessary for the proper execution by the Employee of the Employee’s duties. For the avoidance of doubt, the Company will pay for all reasonable expenses incurred in respect of travel required of the Employee to any location except the Company’s offices in Dublin for the duration of normal business hours in accordance with the existing Company travel expense policy.

In accordance with the Company’s policy on remote working, the Company may allow the Employee to work remotely on a temporary or regular basis at the Employee’s home address as set out in this Agreement or other place of work that is agreed between the Employee and the Company in writing, in accordance with applicable Company remote working, data protection and IT security policies that may be in place from time to time. All requests for remote working are to be dealt with in accordance with the Company’s policy on remote working. At any time when the Employee is working remotely, she shall:

(a)	continue to comply with the Employee’s obligations under this Agreement and adhere to all policies and procedures of the Company;

(b)	comply, and facilitate the Company in complying, with all applicable health and safety obligations and the Employee is required to take reasonable care of the Employee’s own health and safety and that of anyone else who may be affected by the Employee’s acts or omissions at work;

(c)	ensure the security and confidentiality of the Company’s information at all times;

(d)	immediately report any breach of security arrangements, theft or damage;

(e)	ensure that her remote working arrangements do not in any way interfere with her work during working hours;

(f)	inform the Company as soon as possible if the Employee plans to change her home address and shall provide the Company with details of her new home address when the change occurs;

(g)	not work remotely outside of Ireland without the Company’s prior consent;

(h)	ensure that the home workspace complies with all home or tenant insurance policies and the Employee confirms that, by working from the Employee’s home, the Employee is not in breach of any covenant or agreement; and

(i)	be responsible for the cost of home utilities and any renovation costs associated with the home workspace.

The home workspace is considered an extension of the Company’s workspace and should be a dedicated space furnished and equipped as appropriate for the Employee’s job requirements. The Employee is responsible for maintaining the home workspace in a safe condition and free from hazards and, in that regard, the Company reserves the right to inspect the Employee’s home workspace during working hours, with advance notice, for the purposes of determining that it is safe and free from hazards, to suggest modifications, to ensure Company equipment and property is secure and properly maintained or for other business and health and safety purposes as the Company may deem necessary and appropriate from time to time.

4.10	Compliance with Laws

The Employee shall at all times comply fully with all laws, customs, regulations and codes of conduct to which she is or may be subject or which are in force in the country in which she is from time to time located.

4.11	Gratuities

During the Employment, the Employee:

(a)	shall not directly or indirectly procure, accept or obtain for the Employee’s own benefit (or for the benefit of any other person) Gratuities from any third party in respect of any business transacted (whether or not by the Employee) by or on behalf of the Company or any Related Corporation;

(b)	shall observe the terms of any policy issued by the Company or any Related Corporation in relation to Gratuities; and

(c)	shall, as soon as reasonably practicable, disclose or account to the Company or any Related Corporation for any Gratuities received by the Employee (or any other person on the Employee’s behalf or at the Employee’s instruction).

For the avoidance of doubt, this Clause shall not apply to air miles, frequent flyer miles or other similar travel points redeemable under loyalty programmes offered by airlines and/or payment companies.

4.12	Communications

Save as expressly specified by the Company, the Employee shall not under any circumstances either directly or indirectly communicate any views in an official capacity as an agent, employee or representative of the Company via print, television, wireless, online, social or other media.

4.13	Capacity

In the pursuance of her duties, the Employee shall work for the Company in that capacity or in such other capacity as the Company may require (which may include assuming an appointment to the board of directors of any Group Company). In performing those duties, Clause 5.4 will apply as if references to the Company are to the appropriate Group Company.

4.14	Company Policies

The Employee is required to comply with all prevailing or future codes of conduct, policies, rules and regulations as may be laid down and/or amended by the Company from time to time (“Company’s Policies”). In the event that there are any inconsistencies between this Agreement or any of the Company’s Policies, the terms in this Agreement will take precedence. The Company’s Policies are non-contractual and do not form part of the Employee’s terms and conditions of employment. These Company’s Policies will be made available to the Employee.

5.	Remuneration

5.1	Salary

The Employee will be paid a base salary of <Salary> (gross) per annum, subject to the deduction of income tax (PAYE), pay related social insurance contributions (PRSI), universal social charge (USC) (all of which will be remitted to the Irish Revenue Commissioners) and such other deductions which the Company is obliged by law or requested by the Employee or entitled under this Agreement to make.

The salary shall accrue from day to day but shall be paid by equal monthly installments in arrears on the first working day of the next calendar month into the Employee’s nominated bank account. It is the Employee’s sole responsibility to notify the Company of any changes to her bank account.

The Company shall, to the extent permitted by law, be entitled to deduct from the Employee’s salary (or from any other sum due to the Employee) during her Employment or on Termination, any amounts due to the Company from the Employee. By signing this Agreement, the Employee consents to the deduction of such sums for the purposes of the Payment of Wages Act, 1991.

The Employee may, under Section 23 of the National Minimum Wage Acts 2000 and 2015, request a written statement of the Employee’s average hourly rate of pay of any pay reference period. The Company’s pay reference period for the purposes of the National Minimum Wage Acts 2000 and 2015 is one month.

The Employee’s salary shall be deemed to include any fee receivable by the Employee as a director of the Company or any Group Company in which the Employee currently holds office or which the Employee may hold in the future.

5.2	Review of Salary

The salary may be increased at the discretion of the Board. A salary increase will depend on, amongst others, the Employee’s performance, the performance of the Company and economic conditions generally. The Company is under no obligation to award a salary increase following a salary review. Any increase in one year shall not give rise to an entitlement or expectation of a salary increase in any subsequent years. There will be no salary review after notice has been served by either Party to terminate the Employment. For the avoidance of doubt, the Employee should not have any legitimate expectations of an increment following such review.

5.3	Discretionary Bonus

The Employee will be eligible to participate in the Company’s discretionary bonus scheme, on such terms and at such level as the Company may determine from time to time. The Company may, but shall not be obliged to, in addition to the salary, pay the Employee a discretionary bonus of such amount and at such intervals as the Company may in its absolute discretion determine. The amount (if any) of such bonus shall depend on, amongst other things, the Employee’s performance, the performance of the Company for that financial year and the remuneration policy of the Company from time to time. Payment of a bonus shall under no circumstances give rise to any entitlement, contractual or otherwise, to a bonus payment in relation to any other period and the Company may suspend or discontinue such bonus payments at any time whether generally or in relation to the Employee. The Employee acknowledges that the Company has not made any representation or guarantee that any bonus will be payable in any particular year. If the Employee should resign or otherwise cease employment with the Company for any reason whatsoever, whether during or at the end of the year, or be serving her notice period on the date the bonus is declared or to be paid, the Employee will not be paid any bonus (or any part thereof). The Employee shall have no right to any bonus (whether on a pro-rata basis or otherwise) if she has an unexpired disciplinary warning on file on the date when the bonus might otherwise have been payable. For the avoidance of doubt, any bonus, if awarded, does not become due and payable until the date of payment of the bonus. Any bonus payment will be subject to such statutory deductions as is required by law.

5.4	Pensions

The Employee will be entitled to join the Company’s pension scheme (the “Scheme”), subject to the rules of the Scheme as may be amended from time to time. Full details of the Scheme (including details of eligibility requirements and the current rates of employee and employer contributions applicable to the Employee) will be provided to the Employee. The Employee agrees that the Company is authorised to deduct from the Employee’s salary any employee contributions payable by the Employee to the Scheme.

The Company reserves the right to amend, withdraw or replace the Scheme (and reference to the Scheme in this Agreement shall be read as also referring to any replacement scheme or plan the Company may establish in place of the Scheme). In particular, the Company reserves the right to amend the terms of the Scheme as necessary to ensure that the Scheme will be treated as a “qualifying occupational pension scheme” for the purposes of the Automatic Enrolment Retirement Savings System Act 2024 (as may be amended) (the “AE Act”). Such changes may include increasing the minimum rate of contributions employees who opt to join the Scheme are required to make. The Employee will be given prior notice of the making of any such changes.

In the event that the Employee is enrolled into the My Future Fund system established under the AE Act then the Company will, as required under the AE Act, deduct any contributions payable by the Employee from her salary and remit these to My Future Fund and make required employer contributions. For so long as the Company is required to make contributions in respect of the Employee to My Future the Company reserves the right, in its absolute discretion, to cease, suspend or vary the payment of contributions to the Scheme.

5.5	Expenses

The Company shall reimburse the Employee in respect of such expenses as may be incurred by the Employee while engaged in the business of the Company, upon the provision to the Company of proper receipts or other evidence of such expenditure, in accordance with the rules and procedures as may be established by the Company from time to time.

Expenses must be claimed within 30 days of being incurred. For the avoidance of doubt, any expenses which are not claimed within such a period shall only be reimbursed at the sole discretion of the Company.

5.6	Other Benefits

Subject to and conditional upon the terms of this clause, the Employee will be eligible to participate in such benefit plans as may be notified to the Employee in writing by the Company from time to time. Full details of any such benefit scheme shall be provided to the Employee, which include health insurance, death in service, D&O liability insurance, income protection and travel insurance.

Participation in such benefit plans shall be subject at all times to the rules and conditions and underwriting criteria applicable to the relevant plan, as may be amended from time to time.

The Company, in its sole and absolute discretion, reserves the right to discontinue, replace, vary or amend any or all of the benefit plans made available to the Employee (including the level of the Employee’s cover and/or that of the Employee’s family, where applicable) at any time on reasonable notice and without compensation. The Company shall not be liable to provide the Employee with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

All insured benefits are subject to:

(a)	the policy terms, conditions and rules of the relevant schemes, as amended from time to time; and

(b)	the Employee (and, if appropriate, the Employee’s spouse, civil partner, or long term partner and/or dependent children) satisfying the normal underwriting requirements of the relevant insurance provider.

In the event that the insurer of any insured benefit does not meet a claim made by the Employee (or her spouse, civil partner, long term partner and/or dependent children) then the Employee will have no claim against the Company in respect of that insured benefit.

Participation in any benefit plan shall automatically cease on the Termination Date and the Employee shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation.

Nothing in this Agreement shall prevent the Company from terminating the Employment, even where the effect of termination is to prejudice, prevent or terminate an actual or prospective claim under any Permanent Health Insurance scheme or other insured benefit scheme.

6.	Annual Leave

6.1	Annual Leave Entitlements

The Company’s holiday year runs from 1 January to 31 December. In addition to the ten Irish statutory public holidays, the Employee is entitled to twenty-four (24) days of paid annual leave in each holiday year, accrued on a day to day basis. In addition, the Employee may take up to ten (10) days of unpaid leave in each holiday year, without any impact to the Employee with regard to any discretionary bonus payment, equity grants or awards or other benefits. These unpaid days, if unused, cannot be carried forward into the next holiday year.

Any annual leave taken will be deemed to have first been taken in satisfaction of the Employee’s statutory annual leave entitlement.

6.2	Approval for Annual Leave

Written approval in advance of the Company is required before annual leave may be taken. Annual leave may only be taken at such reasonable time or times as may be approved by the Company and otherwise in accordance with the Organisation of Working Time Act, 1997.

6.3	Accumulation of Annual Leave

The Employee shall be entitled to carry forward any accrued and unutilised paid annual leave entitlement in a holiday year to the following holiday year. Any paid annual leave entitlement which is carried forward to the following holiday year must be consumed by or before 31st March of the following holiday year and any paid annual leave entitlements that have been carried forward and that remain unused as at 31st March of the following holiday year will be forfeited without any obligation on the part of the Company to compensate the Employee.

6.4	Pro-rata Entitlement

If the Employee commences or ceases employment during a calendar year, the Employee’s annual leave entitlement will be calculated on a pro-rata basis. Upon cessation of the Employee’s employment with the Company, the Employee shall, if appropriate, either be entitled to pay in lieu of any outstanding paid annual leave entitlement or be required to repay to the Company one day’s salary in respect of each day of leave taken in excess of the Employee’s annual leave entitlement. If the Employee is required to repay the Company for any annual leave taken in excess of the Employee’s annual leave entitlement, the amount to be repaid may be deducted from any monies owing to the Employee from the Company after cessation of the Employee’s employment with the Company and the Employee hereby consents to such deduction being made.

6.5	Cessation of Employment

On cessation of employment, the Employee shall be entitled to salary in lieu of any accrued but untaken statutory annual leave entitlement as at the date of cessation of employment.

In the event that notice of termination of the Employment is served by either Party, the Company may require the Employee to take any outstanding annual leave during the Employee’s notice period. Any accrued but untaken annual leave entitlement shall be deemed to be taken during any period of Garden Leave.

The Company may require the Employee to take (or not to take) holidays on particular dates and the Employee will be given reasonable notice of any such requirement.

7.	Sick Leave

The Company operates a discretionary sick pay policy, details of which are available in the Company’s sick leave policy contained in the Employee Handbook. Subject to the Employee’s compliance with this Agreement and the Company’s sick leave policy (as amended from time to time), including the notification and certification procedures set out, the Company may continue to pay the Employee the Employee’s full salary for a maximum aggregate period of:

(a)	14 working days in each completed year of service if no hospitalisation is necessary; and

(b)	60 days (inclusive of the 14 days of non-hospitalisation sick leave) in each completed year of service if hospitalisation is necessary.

This does not affect any entitlement the Employee may have to receive Statutory Sick Pay (“SSP”) for the same periods of sickness absence, although any sick pay the Employee receives from the Company shall be inclusive of any SSP due to the Employee and shall be reduced by the amount of any social welfare or other benefits recoverable by the Employee, whether or not recovered. The Employee must notify the Company of any social welfare or other benefits recoverable by the Employee. If the Employee has served the Company for a period of less than thirteen (13) weeks, the Employee shall not be entitled to SSP but may receive discretionary Company sick pay provided the Company sick leave policy, and notification and certification procedures are complied with.

To be entitled to paid sick leave by the Company, the Employee must produce a certificate after 3 consecutive days of illness, to the satisfaction of the Company, issued by a registered medical practitioner certifying that the Employee is not fit for work by reason of the Employee’s medical condition (the “Medical Certificate”). Where the sick leave continues, a medical certificate must be submitted on a weekly basis thereafter or at such other intervals as required by the Employee’s manager. The employee must notify, by phone call, the Employee’s immediate supervisor promptly and at the latest by 10am on the Employee’s working day of the Employee’s intention to take sick leave. For the purposes of notification of sickness absences, email, IM, text or voicemail will not suffice unless agreed to by the Employee’s manager.

For the avoidance of doubt, the Company reserves the right to deem any leave of absence without a Medical Certificate as annual paid leave or unpaid leave. The Company also reserves the right not to pay Company sick pay where the Company’s notification and certification procedures have not been followed.

The Company may at any time during the Employment and at its expense, acting reasonably, require the Employee to submit to a medical examination or examinations by a doctor nominated by the Company. By signing this Agreement, the Employee agrees to attend such medical examination(s). In addition, please note that the results of such examinations will be disclosed to the Company in accordance with applicable data protection laws. The Company reserves the right to make relevant determinations as to the Employee’s capability to continue to perform the Employee’s contract of employment on the basis of the information it has to hand in the absence of any up-to-date medical report.

In the event that the Employee is incapable of performing her duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party, all payments received by the Employee by the Company whether of salary or sick pay shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Employee (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and the net amount received by the Employee shall be repaid when and to the extent that the Employee recovers compensation for loss of earnings from that third party by action or otherwise. Nothing in this clause will prevent the company from recouping the income tax deducted from payments.

8.	Termination of Employment

8.1	Termination by Notice

The Employee’s employment may be terminated at any time by either the Employee or the Company giving to the other not less than six (6) months’ notice in writing. This does not preclude the Company from terminating the Employment without notice in certain circumstances, as set out in this Agreement or in Company policies.

The Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause to pay the Employee in lieu of all or any unexpired part of the Employee’s notice period (“PILON”). If the Employee terminates the Employee’s Employment, the Company also reserves the right to pay the Employee in lieu of all or any unexpired part of the Employee’s notice period

PILON will be equal to the full remuneration (as at the date notice is given) which the Employee would have been entitled to receive under this Agreement during the notice period (or, if notice has already been given, during the remainder of the notice period) but not any other benefits.

For the avoidance of doubt, PILON shall not include

(a)	any bonus or commission payments that might otherwise have been due during the period for which PILON is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the PILON is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the PILON is made.

The Company reserves the right to pay PILON in equal monthly installments until the end of the period for which PILON is made.

The Employee has no right to receive PILON unless the Company has exercised its discretion to pay the Employee in lieu of her notice period (or any part of it). Nothing in this clause shall prevent the Employee from summarily terminating the Employment without notice, in accordance with the Termination Without Notice clause of this Agreement.

.

8.2	Severance Payment in connection with Change of Control

If the Employee’s employment is terminated by the Company under Clause 8.1 in connection with a Change of Control Event, the Company shall pay the Employee a severance payment equivalent to ten (10) months of the Employee’s monthly basic salary as at the Termination Date (the “Severance Payment”), within three (3) months of the Termination Date. For the avoidance of doubt, where the Employee’s employment is terminated by the Company on any of the grounds specified in Clause 8.5, the Employee shall not be entitled to receive the Severance Payment.

8.3	Notice Period and Annual Leave Entitlements

The Employee shall not be entitled to offset the notice period with any of her annual leave entitlements which remain unused unless the Company agrees otherwise in writing.

8.4	Garden Leave

Following service of notice to terminate the Employment by either Party, or if the Employee purports to terminate her Employment in breach of contract, the Company may place the Employee on Garden Leave for the whole or part of the remainder of her Employment.

During any period of Garden Leave:

(a)	the Company shall be under no obligation to vest in the Employee or assign to the Employee any powers or duties or to provide work for the Employee;

(b)	the Company may prohibit contact or communication, other than purely social contact, between the Employee and the Company’s customers and business contacts, suppliers, employees, officers, agents, distributors, shareholders, advisers, directors, consultants and/or prospects;

(c)	the Company may require the Employee not to attend work for all or any part of the period of notice, exclude the Employee from any premises of the Company, and remove the Employee’s access to the Company’s premises and computer systems;

(d)	the Company may require the Employee to work from home;

(e)	the Company may disconnect, suspend or limit the Employee’s access to Company’s and/ or any Related Corporation’s computer, e-mail, telephone, voicemail and other communication systems or databases;

(f)	the Company may require that the Employee immediately return any property belonging to the Company under Clause 12.4;

(g)	the Company may require that the Employee immediately resign from any directorships, trusteeships or other offices which the Employee may hold in any Group Company as a result of the Employee’s capacity as an employee of the Company (or such other entity as the Employee may be employed by in the Group);

(h)	the Employee shall provide such assistance as the Company may require to effect an orderly handover of her duties and responsibilities to any individual appointed by the Company or other Group Company to take over her role or responsibilities; and

(i)	the Employee shall remain readily contactable and available for work and shall make the Employee available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work as requested by the Company. In the event that the Employee is not available for work having been so requested by the Company, the Employee will forfeit any right to salary and contractual benefits.

The Employee shall not engage in any work outside the Company, whether by the Employee or together with others, and whether for the Employee’s own benefit or for the benefit of others. The Employee agrees to take all accrued but unused annual leave during the period of Garden Leave. The Company’s right to exercise its powers under this Clause is subject to the Employee continuing to receive the Employee’s salary and all other contractual benefits during the period of Garden Leave. For the avoidance of doubt, the Employee shall remain an employee of the Company and all the Employee’s duties (whether express or implied) under this Agreement, including without limitation, the Employee’s duty of fidelity, good faith, exclusive service and duties in relation to the Company’s Confidential Information under Clause 12 shall continue throughout the period of Garden Leave.

8.5	Termination without Notice

Notwithstanding anything contained herein, the Company shall be entitled at any time to terminate the Employee’s employment with immediate effect and without any payment or compensation whatsoever (other than in respect of amounts accrued due at the date of termination) should:

(a)	the Employee commit any serious breach or repeat or continue (after warning) any material breach of this Agreement or refuse or neglect to comply with any of the Company’s reasonable and lawful directions;

(b)	the Employee breach any of the warranties and representations provided in the Representations and Warranties clause of this Agreement or where, in the reasonable opinion of the Board, the warranties and representations provided are materially inaccurate, untrue or misleading;

(c)	the Employee be absent from work for more than 3 working days continuously without prior approval from the Company and (i) the Employee has no reasonable excuse for the absence; or (ii) the Employee does not inform and does not attempt to inform the Company of the excuse for the absence;

(d)	the Employee commit any serious breach or repeat or continue (after warning) any material breach of the staff manual or the Employee Handbook (if any), Company’s Policies, compliance manual(s), guidelines and/or checklists;

(e)	the Employee commit any act or engage in any conduct which in the reasonable opinion of the Board would bring the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company or any Group Company;

(f)	the Employee be, in the reasonable opinion of the Board, negligent and incompetent in the performance of the Employee’s duties;

(g)	the Employee cease to be eligible to work in Ireland;

(h)	the Employee cease to hold any requisite professional qualification (if applicable to the Employee’s role);

(i)	the Employee commit or engage in any serious misconduct;

(j)	the Employee be convicted of any arrestable criminal offence (other than a road traffic offence which does not result in a custodial sentence) which, in the reasonable opinion of the Board, may affect the Employee’s position in or the reputation of the Company;

(k)	the Employee breach any of the confidentiality provisions contained in clause 12;

(l)	the Employee be adjudicated bankrupt or commit any act of bankruptcy or make any arrangement or composition with the Employee’s creditors;

(m)	the Employee be guilty of any fraud, dishonesty or conduct tending to bring the Employee, the Company or any Group Company into disrepute;

(n)	the Employee be disqualified from holding office as a director in another company in which the Employee is concerned or interested because of wrongful trading;

(o)	the Employee be found to have provided false or misleading information to the Company or has omitted information that has misled the Company prior to the Company offering employment with the Company to the Employee;

(p)	the Employee resign from any directorships or offices with the Company or any other Group Company which the Employee may hold in the Employee’s capacity as an employee of the Company (or such other entity as the Employee may be employed by in the Group) without the consent or concurrence of the Company; or

(q)	it became illegal for the Company to employ the Employee in Ireland.

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter, in particular the provisions of Clause 11 and 12 below, and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by her.

The Company’s rights under this clause are without prejudice to any other rights that the Company might have at law to terminate the Employment on notice or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights

8.6	Suspension

In order to investigate a complaint against the Employee of misconduct and to allow the Company to carry out whatever investigation it deems necessary, the Company may suspend the Employee for a reasonable period on full pay and other contractual benefits and may do any or all of the following:

(a)	exclude the Employee from all or any premises of the Company or any Group Company; or

(b)	require the Employee to abstain from engaging in any contact (whether or not initiated by them) with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company, save for in a social capacity; or

(c)	require the Employee to deliver up to the Company, without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, mobile telephones, or wireless devices (or similar equipment) in her possession or under her control and which belong to the Company or any of its associates, and to provide to the Company full details of all then current passwords or other privacy or security measures used by the Employee in respect of any such equipment; or

(d)	suspend or limit the Employee’s access to the Company’s and/or any Group Company’s computer, e-mail, telephone, voicemail and other communication systems or databases.

During any period of suspension pursuant to this clause, the Employee shall (for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith, shall continue to be available during normal business hours (other than agreed annual leave or authorised Incapacity absence or other authorised leave) to perform any duties that may be assigned to the Employee (if any), and shall continue to comply with the terms of this Agreement including any instruction issued by the Company.

8.7	Obligations Upon Termination

Upon the termination of the Employee’s employment howsoever arising, she shall:

(a)	deliver to the Company all Confidential Information and property belonging to the Company or any Group Company in the Employee’s possession or under the Employee’s control including but not limited to originals (or extracts) of documents, books, materials, records, correspondence, papers, lists, and information (on whatever media and wherever located) relating to the Company or any Group Company’s business affairs, contacts or customers, and any tapes, mobile phones, laptop and any other electronic communication devices, keys, security card, access badge, keys, company credit card(s), fuel card, IT equipment, car (together with the keys and all documentation relating to the car) and all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by the Employee during the Employee’s Employment or relating to the Company or any Group Company’s business or affairs or business contacts or customers;

(b)	irretrievably delete any Confidential Information or information relating to the Company or any Group Company’s business stored on any magnetic or optical disk or memory and all matters derived from such sources which is in the Employee’s possession or under the Employee’s control outside the Company’s premises;

(c)	not at any time thereafter or for any purpose, use the name of the Company or any other Group Company in connection with the Employee’s or any other name in any way which may suggest that the Employee is or has been connected with the Company or the businesses of any other Group Company, nor in any way hold the Employee out as having or having had any such connection and the Employee shall not use any proprietary information concerning the Company or any other Group Company in the Employee’s businesses or affairs which the Employee may have acquired in the course of or as incident to the Employee’s employment for the Employee’s own benefit or to the detriment or intended or probable detriment of the Company or any other Group Company; and

(d)	if so requested by the Company, send to a duly appointed officer of the Company a signed statement confirming that the Employee has complied with the Employee’s obligations under this clause together with such reasonable evidence of compliance as the Company may request.

On termination of the Employment the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any bonus, long-term incentive plan, share option or other profit sharing scheme that may be operated by the Company or any Group company in which the Employee may participate.

The Employee shall provide the Company with any information, advice or reasonable assistance it requires in respect of the Employee’s Employment or its Termination.

The termination of this Agreement shall not affect any of the provisions of this Agreement as are expressed to operate or have effect after the Termination Date

The Company may withhold any sums due to the Employee on Termination pending the Employee’s compliance with this clause.

8.8	Effect of Termination of the Employee’s Employment

The expiration or determination of the Employee’s employment howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either the Employee or the Company in respect of any breach of this Agreement by the other Party.

8.9	Approved Annual Leave

Any request for annual leave approved prior to notice of termination being served shall become invalid, and the Employee shall submit a fresh application to take annual leave during the notice period, the approval of which shall be at the Company’s sole discretion depending on, amongst other things, the business needs of the Company.

8.10	Retirement

The Company operates a retirement age which coincides with the State Pension Age at the year of retirement. The Employment shall terminate without compensation on the last day of the month in which the Employee reaches the State Pension Age.

9.	Conflicts of Duty

The Employee represents and warrants to the Company that by accepting the terms of the Employee’s employment, the Employee represents to the Company that the Employee’s performance will not breach any other agreement to which the Employee is a party and that the Employee has not, and will not during the term of the Employee’s employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

In order to protect the Company’s Confidential Information, to avoid any potential conflicts of interest, the Employee shall not during the Employment (except as a representative of the Company) without the prior written consent of the Company undertake nor, directly or indirectly be engaged, concerned or interested in, nor make preparations to be engaged, concerned or interested in, any other Person or become an employee, officer, servant or agent of or consultant to any other Person.

Nothing in this clause shall preclude the Employee:

(a)	from holding, being interested in or acquiring (beneficially or otherwise), when aggregated with any such holding of the Employee’s spouse and children under the age of 18, up to 3% of any class of securities quoted or dealt in on a recognised investment exchange and up to 10% of any class of securities not so quoted or dealt by way of bona fide investment unless the Board shall require the Employee not to do so in any particular case on the ground that such other company is a competitor of the Company or any Related Corporation and accordingly the Employee shall promptly inform the Board in writing of each and every holding or acquisition; or

(b)	with the Company’s consent (that shall not be unreasonably withheld) from being concerned or taking an interest in or assuming responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent or consultant) any company (which is not a member of the Group) or Person provided always that:

i.	the business or activity of such Person is not in conflict and does not compete and is not likely to compete with the business of the Company or any Related Corporation; and

ii.	the Employee’s interest in and responsibilities towards such Person do not interfere with the proper performance by the Employee of her duties under this Agreement.

10.	Restrictive Covenants

For the purposes of this clause:

“Key Employee” means Chief Financial Officer, Chaos Engineer, Chief Executive Officer, Chief Science Officer, Compiler Engineer, Content Manager, Director of Design, Director of Finance, Director of Human Resources, Director of IT, Director of MarComm, Full Stack Developer, Graphic Designer, HR Director, Investor Relations, Marketing and Communications Manager, Engineer, Scientist, Partnerships Manager, Product Manager, Product Designer, DevOps Engineer, Technical Product Manager, VP Of Commercial Operations, VP of Engineering, VP of Operations, VP of People, VP of Product;

“Relevant Business” means Quantum Computing or the business or businesses carried on by the Company or any Related Corporation as at the Relevant Date, limited to the activities with which the Employee was materially concerned or involved in during the course of the Employment during the Relevant Period, or in respect of which the Employee possessed a material amount of Confidential Information as at the Relevant Date;

“Restricted Area” means Ireland, Singapore and any other country in which the Company or any Related Corporation carries on a material amount of Relevant Business or intends to carry on Relevant Business, where such intention is reasonably within her knowledge, as at the Relevant Date;

“Restricted Person” means any Person with whom the Employee had material or regular dealings at any time during the Relevant Period, or in relation to whose dealings with the Company or any Related Corporation the Employee possessed a material amount of Confidential Information as at the Relevant Date;

“Restricted Products or Services” means products or services of the same type as or similar to or competitive with any products or services supplied by the Company or any Group Company at the Relevant Date, the sale or supply of which the Employee shall have been involved to a material extent at any time during the Relevant Period;

“Relevant Date” means the earlier of (a) the Termination Date (however arising); or (b) the date on which the Employee commences Garden Leave pursuant to this Agreement;

“Relevant Period” means the twelve months prior to, and including, the Relevant Date.

The Employee acknowledges:

(a)	that the Group is in a unique and highly specialised business, which is international in scope with a number of competitors;

(b)	that the Group possesses a valuable body of Confidential Information and that the Employee’s knowledge of Confidential Information directly benefits the Employee by enabling the Employee to perform her duties;

(c)	that the Employee had access to the Group’s broad and valuable base of business partners, contacts and commercial relationships as a result of the Employment;

(d)	that the protection of Confidential Information, customer and supplier connections, business dealings, commercial partnerships, goodwill, economic dealings and the stability of the workforce of the Company and its Group are important and valuable business interests of the Group requiring protection; and

(e)	that the disclosure of any Confidential Information to any actual or potential competitor of the Company or any Group Company would place the Company and the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.

10.1	Non-Compete Restriction

The Employee agrees with the Company that to protect the Company’s legitimate business interests (and/or those of any relevant Group Company), during her Employment and for a period of 6 months after the Relevant Date, the Employee shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity (limited to a role that is of the same, similar or greater seniority, status and remuneration as the Employee’s role with the Company at the Termination Date, as determined on the basis of the prevailing industry norm for a role commensurate with any such role ) either on the Employee’s own behalf or in conjunction with or on behalf of any other Person, be engaged, concerned or interested in the Relevant Business or in any business wholly or partly in competition with the Relevant Business.

None of the restrictions in this clause shall prevent the Employee from holding an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

10.2	Non-Solicitation / Non-Deal Restrictions

The Employee agrees with the Company that to protect the Company’s legitimate business interests (and/or those of any relevant Related Corporation), during the Employment and for a period of 6 months after the Relevant Date, the Employee shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity either on the Employee’s own behalf or in conjunction with or on behalf of any other Person:

(a)	accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Products or Services to any Restricted Person who:

i.	was provided with products or services by the Company or any Related Corporation at any time during the Relevant Period; or

ii.	who was negotiating with the Company or any Related Corporation in relation to orders for or the supply of products or services from the Company or any Group Company at any time during the Relevant Period.

(b)	solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any Restricted Person who:

i.	was provided with products or services by the Company or any Related Corporation at any time during the Relevant Period; or

ii.	was negotiating with the Company or any Related Corporation in relation to orders for or the supply of products or services from the Company or any Related Corporation at any time during the Relevant Period, for the purpose of offering to that Person Restricted Products or Services.

(c)	interfere or seek to interfere or take steps as may interfere with the supplies (or the prospective supplies) to the Company or any Related Corporation (or the terms relating to such supplies) from any Restricted Person who:

i.	supplied components, materials, products or services to the Company or any Group Company at any time during the Relevant Period;

ii.	was negotiating with the Company or any Related Corporation in relation to the supply of components, materials, products or services to the Company or any Group Company at any time during the Relevant Period.

(d)	solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company or any Related Corporation any Person with whom the Employee worked with, or had managerial responsibility for, at any time during Relevant Period (or in relation to whom, as at the Relevant Date, the Employee possessed a material amount of Confidential Information) and:

i.	who was, at the Relevant Date, a Key Employee or who was otherwise employed or directly or indirectly engaged by the Company or any Related Corporation in a senior [sales / marketing / financial / research / technical] or other managerial role; and

ii.	shall not include any non-managerial employee employed in an administrative, clerical, manual or secretarial capacity; and

iii.	whose departure from the Company or any Related Corporation would have a material adverse effect on the business of such undertaking.

The Employee agrees that she will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name of the Company or any Related Corporation, or any colourable imitation of such names, and that the Employee shall not represent herself or permit herself to be held out as being in any way connected with or interested in the business of the Company or of any Group Company and that she shall take such steps as are necessary to comply with this obligation (including, but not limited to, by amending her social media profile) provided that such steps are not inconsistent with the Employee’s on-going obligations under this Agreement.

10.3	General

The Employee agrees that if, during the continuance in force of the restrictions set out in this clause, the Employee receives an offer of employment from any Person, the Employee will immediately provide that Person with a complete and accurate copy of the restrictions set out in this clause.

The Employee acknowledges and confirms that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company and any Related Corporation (including, but not limited to, those interests acknowledged by the Employee in this clause).

Nothing contained in this clause shall act to prevent the Employee from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

Each of the restrictions set out in this clause is separate and severable and in the event of any such restriction (including the defined expressions) being determined as being unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

The Employee acknowledges and confirms that she shall at the request (and cost) of the Company enter into a further agreement with a Group Company whereby the Employee shall accept restrictions corresponding to the restrictions in this Agreement.

The periods for which the restriction in this clause apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

11.	Confidentiality

11.1	Prohibition

The Employee shall not, without the prior written consent of the Company:

(a)	use, copy, reproduce or otherwise exploit any Confidential Information; or

(b)	distribute, publish or disclose any Confidential Information to any person, for or in connection with anything other than the business of the Company. The Employee shall not receive any rights by implication or otherwise in any Confidential Information received by her under this Agreement.

11.2	Employee Obligations

Without prejudice to any other provisions in this Agreement, the Employee hereby agrees and undertakes to:

(a)	hold in strictest confidence the Confidential Information;

(b)	not use the Confidential Information for any purpose other than for the purpose of discharging the Employee’s work for the Company in the Employee’s capacity as an employee of the Company and always for the benefit of the Company;

(c)	not use any confidential information and/or proprietary information belonging to any of the Employee’s former employers or of any third party who has not authorised such use or disclosure;

(d)	not use or include Confidential Information in connection with Generative AI, including in any prompt or input to Generative AI, save as permitted by the Company and in accordance with any relevant Company policy on the use of AI and/ or IT systems generally in place from time to time;

(e)	take all steps to prevent any reproduction, duplication and/or copying of the Confidential Information by any person;

(f)	take all steps to ensure that documents and items of work-in-progress (if any) that embody the Confidential Information are kept in secured storage areas;

(g)	surrender and return all or any of the Confidential Information and any notes, memoranda or the like including any copies thereof to the Company on the Company’s written demand; and

(h)	acknowledge that the Confidential Information and all rights therein are and shall remain the sole and exclusive property of the Company.

11.3	Information Not Protected

The protection to be accorded to Confidential Information hereunder does not and shall not extend to any information:

(a)	which is trivial or obvious;

(b)	which is publicly available or which subsequently becomes publicly available other than by or in consequence of any breach of the Employee’s obligations of confidentiality;

(c)	which is already rightfully known to the Employee at the date of this Agreement and not acquired directly or indirectly from the Company;

(d)	which is independently developed by the Employee without resort to any Confidential Information;

(e)	which was given to the Employee by third parties who are not in breach of any obligations of confidentiality or secrecy; or

(f)	which is required to be disclosed by applicable law or order of a court of competent jurisdiction or recognised stock exchange or government department or agency, provided that prior to such disclosure the Employee consults with the Company as to the proposed form, nature and purpose of the disclosure.

11.4	Ownership of Materials

All notes, memoranda, records, correspondence, computer information (such as disks, files, spreadsheets and software), plans, drawings and other documents of whatsoever nature and all copies thereof made or compiled or acquired by the Employee during the Employment in relation to the business, finances or affairs of any Group Company and all other property belonging to any Group Company, including but not limited to documents and other records (whether on paper, disc, tape or any electro-magnetic medium or in any other form) shall remain the property of the Group Company and shall be delivered by the Employee to the Group Company from time to time on demand and in any event forthwith upon the Employee leaving the service of the Company or any other Group Company.

11.5	Remedy

The Employee acknowledges that damages may be an inadequate compensation for breach of any of the covenants contained in this Clause 11 and, subject to a court’s discretion, the Company may (for itself or on behalf of any other Group Company) restrain, by injunction, equitable relief or similar remedy, any conduct or threatened conduct by the Employee which is or will be a breach of this Clause 11.

11.6	Rights and Obligations after Termination

The rights and obligations under this Clause 11 shall continue in force after termination of the Employee’s employment with the Company and shall be binding upon the Employee’s representatives.

11.7	Permitted Disclosures

Nothing in this Agreement shall prevent the Employee from making a protected disclosure as defined in the Protected Disclosures Act 2014, as amended by the Protected Disclosures (Amendment) Act 2022.

Nothing in this Agreement shall prevent the Employee from making a disclosure of information relating to:

(a)	an allegation of discrimination, victimisation, harassment, or sexual harassment by the Employee in relation to the Employee’s employment by the Company; and/or

(b)	any action taken by the Employee or the Company in response to such an allegation, including any action taken in relation to any complaint made or proceedings taken by the Employee in relation to the subject matter of such an allegation.

12.	Intellectual Property

12.1	Ownership of Works

(a)	The Employee agrees and acknowledges that all rights, titles and interests (including Intellectual Property Rights) in any ideas, concepts, inventions, discoveries, developments, audio and video recordings, designs, drawings, content, materials, products and works of authorship created or developed by the Employee either alone or with others in performing her normal duties or tasks specifically assigned to her or by using the Company’s material or technical resources (collectively, “Works”) shall be owned by the Company. In addition, the Employee also agrees to irrevocably and absolutely waive rights of any kind in and to the Works (including any rights of paternity, attribution, disclosure, withdrawal and integrity and any other moral rights).

(b)	To the extent that the Employee owns or will own any rights, titles and interests (including Intellectual Property Rights) to the Works, the Employee hereby automatically assigns, without further consideration, all of such rights, titles and interests (including Intellectual Property Rights), to the Company upon creation of such Works.

(c)	To the extent that any of the Employee’s rights, titles and interests (including Intellectual Property Rights) to the Works cannot be assigned to the Company despite her best endeavours to ensure the same, the Employee shall grant to the Company an exclusive (even as to herself), irrevocable, perpetual, worldwide, transferable, sub-licensable, royalty-free/licence-fee free right and licence to use the Works for any purposes.

(d)	In any instance where the provisions of this Clause 12.1 are, pursuant to any applicable law, not fully effective in ensuring that the rights, titles and interests in the Works are automatically owned by the Company, the Employee shall (if requested by the Company) sign all papers and execute all documents, including without limitation patent applications, trade mark applications, service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, and do all things, which the Company may deem necessary or desirable in order to protect its rights, titles and interests in respect of the Works.

12.2	Undertakings

The Employee, unconditionally and irrevocably agrees and undertakes with the Company:-

(a)	not to take any action or cause to be done anything in any manner whatsoever, to cause the Company’s Intellectual Property Rights to be affected, compromised, diminished or lost;

(b)	not to cause or permit anything which may damage or endanger the Company’s Intellectual Property Rights or the Company’s title to it or assist or allow others to do so;

(c)	to notify the Company of any suspected infringement of the Company’s Intellectual Property Rights and to take such reasonable action as the Company shall direct at the Company’s expense in relation to such infringement;

(d)	ensure that any Works created, produced or worked on by the Employee does not infringe any third party’s Intellectual Property Rights;

(e)	not to challenge the validity of any of the Company’s Intellectual Property Rights;

(f)	not to use the Company’s Intellectual Property Rights except directly in the conduct of the Business;

(g)	not to use the Company’s Intellectual Property Rights in the name or corporate name of such Employee;

(h)	to compensate the Company for any use of the Company’s Intellectual Property Rights by such Employee otherwise than directly in the conduct of the Business;

(i)	to indemnify the Company for any liability incurred to third parties for any use of the Company’s Intellectual Property Rights by the Employee otherwise than directly in the conduct of the Business;

(j)	not to apply for registration of the Company’s Intellectual Property Rights in such Employee’s name but to assist the Company at the Company’s expense any assistance it may require in connection with the registration of the Company’s Intellectual Property Rights in any part of the world and not to interfere with in any manner nor attempt to prohibit the use or registration of the Company’s Intellectual Property Rights or any similar name or designation by any other licensee of the Company; and

(k)	to hold any additional goodwill generated by such Employee for the Company’s Intellectual Property Rights or the Business as bare trustee for the Company.

12.3	Appointment of Company as Attorney

The Employee irrevocably appoints the Company to be the Employee’s attorney in the Employee’s name and on the Employee’s behalf to sign, execute or do any such instrument or thing and generally to use the Employee’s name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of Clause 12. A certificate in writing in favour of any third party signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 12.3 shall be conclusive evidence that such is the case.

12.4	Waiver

To the extent permissible under applicable law, the Employee waives any and all of her rights in relation to the Works created or developed by the Employee during the Employee’s employment with the Company and she shall not assert any right or to institute, support, maintain or permit any action or claim based on or in connection with the infringement or the alleged infringement of her rights.

12.5	Rights and Obligations after Termination

The rights and obligations under this Clause 12 shall continue in force after termination of the Employee’s employment with the Company in respect of any Works created or developed by the Employee during the Employee’s employment under this Agreement and shall be binding upon the Employee’s heirs, successors, assigns and representatives.

13.	Data Protection

13.1	Collection of Personal Data

The Company collects and processes your Personal Data in accordance with applicable Data Protection Laws. While much of your personal data will come directly from you, there will be circumstances in which personal data from other sources will be collected and retained by the Company. The Company will typically hold personal data on your personnel file, but it will also hold other information relating to you, such as payroll records, records of phone, email, and internet usage. The Company’s Employee Privacy Notice sets out in greater detail in regard to how the Company collects, uses and processes your personal data. The Company will rely upon the lawful grounds for processing your personal data as set out in the Company’s Employee Privacy Notice.

13.2	Employee Obligations in Relation to Personal Data

The Employee shall comply with the Applicable Data Protection Laws and any data protection policy of the Company when handling Personal Data in the course of the Employee’s employment, including Personal Data relating to any employee, customer, client, supplier or agent of the Company or any Group Company. Failure to comply with the Applicable Data Protection Laws and any data protection policy of the Company shall be met with disciplinary action and may be treated as gross misconduct resulting in the Employee’s dismissal without notice.

14.	General

14.1	Notices

Notices shall be given in writing by post, courier, personal delivery or electronic mail addressed, in the case of the Company, to its principal place of business for the time being or to the following electronic mail address: joe@horizonquantum.com or such other email addresses as may be notified to the employee from time to time and, in the Employee’s case, to the Employee at the Employee’s last known address or the electronic mail address in the Employee’s employee personnel file. Any such notice, if given by post shall be deemed to have been duly served 48 hours after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Any notice given by courier or personal delivery shall be deemed to be duly served at the time of delivery to the Employee. Any notice given by electronic mail shall be deemed to be duly served at the time of transmission provided that the sender does not receive any indication that the electronic mail message has not been successfully transmitted to the intended recipient or has been delayed. In each case where delivery occurs on a day which is not a business day or after 6pm on a business day, service shall be deemed to occur at 9am on the next following business day.

14.2	Effect of Termination

The termination of the Employee’s employment howsoever arising shall not affect such of the terms hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by the Employee.

14.3	Remedies and Waivers

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right or remedy hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

A waiver by the Company of any breach by the Employee of any of the terms, provisions or conditions of this Agreement shall not constitute a general waiver of a subsequent breach by the Employee of any such term, provision or condition.

No waiver by the Company of any term, provision or condition of this Agreement or of any breach by the Employee of any term, provision or condition of this Agreement shall be effective unless it is in writing (excluding e-mail) and signed by the Company.

Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

14.4	Training

As part of the Employee’s role with the Company, the Employee does not have any mandatory training entitlement. The Company will reimburse the Employee in respect of any training courses required by the Company or necessary for the proper performance of the Employee’s duties, subject to prior written approval by the Company.

14.5	Collective Agreements

There is no collective agreement which directly affects employment.

14.6	Health and Safety

A copy of the Company’s Safety Statement will be made available to the Employee. The Employee must, at all times, comply with the Safety Statement and the Employee’s obligations under Irish health and safety legislation.

14.7	Terms of Employment

The provisions of this Agreement shall constitute notice to the Employee of her terms and conditions of employment as are required to be given to the Employee by Irish law.

14.8	Assignment

The Employee shall not (nor shall she purport to) assign or transfer to any third party the benefit and/or burden of this Agreement, or grant, declare, create or dispose of any right, interest or obligation in it, or sub-contract the performance of any of her obligations under this Agreement, without the Company’s prior written consent.

14.9	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart.

14.10	Severability of Terms and Conditions

The various provisions in this Agreement are severable and if any provision or identifiable part is held or found to be invalid or otherwise unenforceable, it shall be deemed to be severed from the provision, but the remainder of the provision shall remain in full force and effect.

14.11	Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matters hereof, supersedes all previous correspondence, discussions, agreements, promises, assurances, warranties, representations and undertakings exchanged or made between the Parties, , whether written or oral, and there are no warranties, representations, understandings or agreements relative hereto which are not fully expressed herein. Neither of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement as forming part of the contract of employment of the Employee. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

14.12	Amendments

The Company shall have the right to unilaterally:

(a)	amend, add to or vary any of the terms in this Agreement for the purposes of compliance with applicable laws; or

(b)	make any amendments, additions or variations to this Agreement which are editorial in nature or for the purposes of reflecting any administrative or policy changes within the Company,

and such amendment, addition or variation shall become fully effective and a binding term of the Employee’s employment upon notification to her. For the avoidance of doubt, no amendment or variation of the Employee’s material terms of employment (such as her salary and material employment benefits) shall be effective unless it is in writing and consent of both Parties is given.

14.13	Governing Law

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Ireland. Each Party irrevocably agrees that the courts of Ireland shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

14.14	Electronic Signature

The Parties agree and consent that this Agreement may be signed by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of the intention of the Parties to be bound by this Agreement as if signed by each Party’s manuscript signature.

[Remainder of page intentionally left blank]

SCHEDULE

DUTIES AND RESPONSIBILITIES

A-3-30

IN WITNESS WHEREOF this Agreement has been entered into by the Parties hereto.

The Company

SIGNED by

Dr. Joe Fitzsimons

Name

CEO

Designation	Signature
for and on behalf of

HORIZON QUANTUM HOLDINGS PTE. LTD.

The Employee

SIGNED by

<Name>

Name	Signature

In the presence of:

Witness Name:
Witness Occupation:
Witness Address:

A-3-31